UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or Suspension of
                Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                                                 Commission File Number  1-14305

                           Golden State Vintners, Inc.
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             (Exact name of registrant as specified in its charter)

                    607 Airpark Road, Napa, California 94558
                                 (707) 254-4900
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Class A Common Stock, par value $0.01 per share
                 Class B Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        [x]       Rule 12h-3(b)(1)(i)           [x]
      Rule 12g-4(a)(1)(ii)       [ ]       Rule 12h-3(b)(1)(ii)          [ ]
      Rule 12g-4(a)(2)(i)        [ ]       Rule 12h-3(b)(2)(i)           [ ]
      Rule 12g-4(a)(2)(ii)       [ ]       Rule 12h-3(b)(2)(ii)          [ ]
                                           Rule 15d-6                    [ ]

      Approximate number of holders of record as of the certification or notice date: One

      Pursuant to the requirements of the Securities Exchange Act of 1934, Golden State Vintners, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 23, 2004                          By:  /s/ David B. Kent
                                                   --------------------------
                                              Name:    David B. Kent
                                              Title:   Chief Executive Officer